Exhibit 10.7
REALPAGE, INC. EMPLOYMENT AGREEMENT
409A ADDENDUM
This Employment Agreement 409A Addendum (the “409A Addendum”) is entered into by and between RealPage, Inc. (the “Company”), and Ashley Chaffin Glover (the “Executive”) effective as of the date last set forth below.
WHEREAS, the Company and Executive have previously entered into an employment agreement, as amended through the date hereof (the “Employment Agreement”).
WHEREAS, the Company and Executive desire to ensure that the terms of the Employment Agreement comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder (“Section 409A”) to avoid adverse tax consequences to the Executive.
NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:
1. Section 409A Requirements. This 409A Addendum supplements and amends the Employment Agreement and is intended to comply with the provisions of Section 409A, to the extent applicable to payments under the Employment Agreement. If the provisions of this 409A Addendum are inconsistent with the Employment Agreement, the terms of this 409A Addendum will govern.
2. Delayed Payment Rules for Specified Employees. If Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination (other than a termination due to death), then the severance payable to Executive, if any, under the Employment Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, shall be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary thereof, any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Employment Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
3. Separation from Service. No Deferred Compensation Separation Payments that become payable under the Employment Agreement by reason of Executive’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

4. Application of 409A Rules. Each payment under the Employment Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amounts paid under the Employment Agreement that either (i) satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, or (ii) qualify as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations not in excess of the Section 409A Limit, shall not constitute Deferred Compensation Separation Payments. “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
5. Taxable Reimbursements; In-Kind Benefits. Any taxable reimbursements and taxable in-kind benefits provided in the Employment Agreement that are subject to Section 409A are intended to comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and the following payment rules shall apply: (i) the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Executive shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment
6. Payments Conditioned on Release of Claims. To the extent any Deferred Compensation Separation Payments are conditioned on execution of a release of claims and such release could become effective in the calendar year following the calendar year in which Executive separates from service, the severance payments will be paid (or commence payment), beginning on the latest of (i) the first payroll period in the year following the Executive’s separation from service or (ii) the date the release becomes effective and irrevocable, or (iii) the minimum extent the payments must be delayed because Executive is a “specified employee.”
6. Construction. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided in the Employment Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this 409A Addendum to be executed as of the last date set forth below.

EXECUTIVE	REALPAGE, INC.

Signature	Signature

/s/ Ashley Chaffin Glover Ashley Chaffin Glover	/s/ Stephen T. Winn Stephen T. Winn

November 5, 2010 Date	November 5, 2010 Date
(Signature page to 409A Addendum)